Exhibit 99.1

MKS Instruments Completes Repricing and Makes a $110 Million

Voluntary Prepayment on its Secured Term Loan B

Andover, MA, July 23, 2024 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of enabling technologies that transform our world, announced today that it successfully completed the repricing of its $2.6 billion and €0.8 billion secured tranche B term loans maturing in 2029. The repricing results in a reduction of the interest rate for the USD tranche B term loans from SOFR plus a margin of 250 basis points to SOFR plus 225 basis points and EUR tranche B term loans from EURIBOR plus a margin of 300 basis points to EURIBOR plus 275 basis points.

In addition, immediately prior to the repricing, MKS made a voluntary prepayment of $110 million on its secured tranche B term loans, consisting of $69 million to the USD Term Loan B and €38 million to the EUR Term Loan B.

Based on the current interest rates, the annualized cash interest savings from the combined actions is approximately $17 million.

“We are pleased with the results of our Term Loan B repricing and today’s actions are consistent with our long-standing track record of proactively seeking opportunities to reduce costs and maximize free cash flow to repay debt,” said John T.C. Lee, President and Chief Executive Officer.

JPMorganChase, Barclays, BofA Securities., Citibank, N.A., HSBC Securities (USA) Inc., Mizuho, Morgan Stanley Senior Funding, Inc, and PNC Capital Markets LLC acted as the joint lead arrangers and joint bookrunners for the tranche B term loan repricing.

About MKS Instruments

MKS Instruments enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ cash interest savings. This statement is only a prediction based on current assumptions and expectations. Actual events or results, including changes in interest rates, may differ materially from those in the forward-looking statement set forth herein. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Paretosh Misra

Vice President, Investor Relations

Telephone: (978) 284-4705

Email: paretosh.misra@mksinst.com